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                                                                EXHIBIT 10.30

                                            [MAXWELL TECHNOLOGIES LETTERHEAD]

MEMO

TO:    Corporate Bonus Plan Participants
FROM:  Don Roberts
       Vickie Capps
DATE:  February 8, 2000
RE:    2000 BONUS PLAN


     The Board of Directors has approved a new bonus plan for fiscal year 2000 containing the following terms and conditions. It is important to note that this plan is for this calendar year only.

     1. The threshold for earning any bonus is the "base case" budget for the consolidated, continuing operations of the Company for the year 2000: revenue of $156.569 million and operating profit of $1.170 million. If the results for the year exceed both of these figures, bonuses will be paid.

     2. 100% of target bonuses will be earned if the Company achieves its "target case" or target plan for fiscal year 2000 consolidated, continuing operations revenue of $165.553 million and operating profit of $3.915 million.

     3. For results up to the midpoint between the base case and the target plan, one-third of target bonus can be earned. Results at the midpoint will result in a full one-third earned. Between the base case and the midpoint, some portion of the full one-third will be earned, with revenue and profit each contributing 50% to the calculation, which will be done on a linear basis.

     4. Above the midpoint and up to the target plan, the other two-thirds of target bonus is earned, again with 50% determined by revenue and 50% by operating profit and calculated on a linear basis.

     5. Revenue and operating profit attributable to businesses acquired during the year are excluded from this calculation, and nonrecurring licensing, funded R&D or other "deal" money not otherwise in the target plan will be considered only at the discretion of the CEO and the Board of Directors. For purposes of this Plan, operating profit will be calculated after giving effect to bonus payments and before any restructuring charge.

     6. Additional bonuses will be available for performance in excess of the target plan. Additional bonuses will be based on incremental net income to Maxwell from continuing operations from above-target achievement. Because of the complexity of the current fiscal year, there will be a discretionary element to the calculation of any additional bonuses. However, the intent would be to make additional bonuses significant for above-target performance.

     7. Each individual's bonus will also be subject to a performance factor based on that individual's job performance during the year. Bonus participants must be employed on the last day of the calendar year (December 31, 2000) to be eligible for any bonus payout.